FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of August 31, 2009 (this “Amendment”), is among CAC WAREHOUSE FUNDING III, LLC, a Delaware limited liability company, as borrower (the “Borrower”), CREDIT ACCEPTANCE CORPORATION (in its individual capacity, “CAC”), a Michigan corporation, as servicer (in such capacity, the “Servicer”) and as custodian (in such capacity, the “Custodian”), FIFTH THIRD BANK, an Ohio banking corporation, as an investor for the Fifth Third Purchaser Group (in such capacity, “Fifth Third” or an “Investor”), as deal agent (in such capacity, the “Deal Agent”), as collateral agent (in such capacity, the “Collateral Agent”) and as liquidity agent for the Fifth Third Purchaser Group (in such capacity, a “Liquidity Agent”) and RELATIONSHIP FUNDING COMPANY, LLC (“RFC”), a Delaware limited liability company, as a CP entity and a lender.

BACKGROUND

WHEREAS, the Borrower, the Servicer, the Custodian, Fifth Third, the Deal Agent, the Collateral Agent, the Liquidity Agent, RFC and SYSTEMS & SERVICES TECHNOLOGIES, INC. are parties to the Loan and Security Agreement dated as of May 23, 2008 (as amended, supplemented or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the provisions, covenants and the mutual agreements herein contained, the parties hereto agree as follows:

AGREEMENT

SECTION 1. Definitions. Unless otherwise defined herein, terms that are capitalized and used throughout this Amendment are defined in Section 1.1(b) of the Agreement.

SECTION 2. Amendments.

2.1 The definition of “Adjusted Eurodollar Rate” set forth in Section 1.1(b) of the Agreement is hereby amended by deleting the phrase “the sum of 1.0% and” therefrom.

2.2 The definition of “Commitment Termination Date” set forth in Section 1.1(b) of the Agreement is hereby amended by deleting the date “May 23, 2010” therein and substituting the date “August 31, 2011” therefor.

2.3 The definition of “Purchaser Group Facility Limit” set forth in Section 1.1(b) of the Agreement is hereby amended by deleting the amount “$50,000,000” therein and substituting the amount “$75,000,000” therefor.

2.4 Section 2.1(c)(i) of the Agreement is hereby amended by deleting the date “May 23, 2011” therein and substituting the date “August 31, 2012” therefor.

2.5 Section 6.7(a) of the Agreement is hereby amended by adding the following parenthetical to the end of subsection (i)(C) therof:

“(it being understood that for purposes of this Section 6.7(a)(i)(C) Fifth Third shall always be a depositary institution acceptable to the Deal Agent)”.

2.6 Section 6.7(c) of the Agreement is hereby amended by deleting each reference to “Eligible Investments” or an “Eligible Investment” therein and substituting “Permitted Investments” or a “Permitted Investment” therefor, as applicable.

2.7 Schedule VIII to the Agreement is hereby amended by deleting the amount “$50,000,000” therein and substituting the amount “$75,000,000” therefor.

SECTION 3. Assignment of RFC’s Interest.

3.1 On the date hereof (the “Assignment Date”), RFC hereby transfers and assigns to Fifth Third without recourse and without representation or warranty (except that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Adverse Claim created by it), and Fifth Third hereby accepts and assumes, all of RFC’s rights, commitments and obligations under the Agreement (in each case, in consideration for the payment by Fifth Third of the absolute value of the Excess Amount (as defined in and pursuant to the liquidity fee letter, dated as of May 23, 2008, between RFC and Fifth Third (the “Liquidity Fee Letter”)) to RFC in an amount equal to $2083.33 (the “Assignment Amount”) in immediately available funds no later than 11:00 a.m. (New York time) on the date hereof and each of the parties hereto hereby agrees to and acknowledges such assignment. Notwithstanding anything in the Transaction Documents to the contrary, each of the Deal Agent and the Collateral Agent hereby accepts this Amendment as an Assignment and Acceptance pursuant to Section 13.1 of the Agreement and waives any notice of assignment required by the Agreement.

3.2 Each of the parties hereto hereby agrees that from and after the date hereof: (i) RFC shall no longer be a party to the Transaction Documents and shall have no further commitments, rights or obligations thereunder, except for those commitments, rights and obligations which expressly survive the termination of the Transaction Documents and (ii) any references to RFC (whether as a CP Entity or as a Lender) in the Transaction Documents or any document related thereto shall be read as a reference to Fifth Third, it being understood that Fifth Third shall have no obligation or liability for any acts or omissions by or on behalf of RFC as Lender or CP Entity on, prior to or following the date hereof. For the avoidance of doubt, Transaction Documents shall not include the Liquidity Agreement, the Bridge Loan Agreement or the Liquidity Fee Letter.

3.3 Upon execution and delivery of this Agreement, Fifth Third shall have no further responsibilities or obligations as Liquidity Agent or Liquidity Bank and any references to Fifth Third as Liquidity Agent or Liquidity Bank in the Transaction Documents or any document related thereto shall be read as a reference to Fifth Third in its capacity as Investor, Deal Agent or Collateral Agent, as applicable.

3.4 Upon such receipt and recording of this Amendment by the Deal Agent, the Deal Agent and the Collateral Agent shall make, or cause to be made, all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and Facility Fee with respect thereto) to Fifth Third. RFC and Fifth Third shall make all appropriate adjustments in payments under the Agreement for periods prior to the Assignment Date directly between themselves.

SECTION 4. Representations and Warranties. Each of the Borrower and the Servicer hereby represents and warrants to Fifth Third as follows:

4.1 Representations and Warranties. The representations and warranties of such Person contained in Section 4.1, Section 4.2 and Section 4.3 of the Agreement are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

4.2 Enforceability. The execution and delivery by such Person of this Amendment, and the performance of its obligations under this Amendment and the Agreement, as amended hereby, are within its organizational powers and have been duly authorized by all necessary action on its part. This Amendment and the Agreement, as amended hereby, are its valid and legally binding obligations, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

4.3 Termination Event. No Termination Event, Servicer Termination Event, Potential Servicer Termination Event or Amortization Event has occurred, is continuing, or would occur as a result of this Amendment.

SECTION 5. Effectiveness. This Amendment shall become effective as of the date hereof upon receipt by the Deal Agent of counterparts of this Amendment and that certain Amended and Restated Fee Letter, dated as of the date hereof (whether by facsimile or otherwise) duly executed by each of the parties thereto and such other documents and instruments as the Deal Agent may reasonably request, in each case, in form and substance satisfactory to the Deal Agent and receipt by RFC of the Assignment Amount as set forth in Section 3.1 above.

SECTION 6. Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Agreement shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to “the Loan and Security Agreement,” “this Agreement,” “hereof,” “herein” or words of similar effect, in each case referring to the Agreement, shall be deemed to be references to the Agreement as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as set forth herein.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart.

SECTION 8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to any otherwise applicable conflict of law principles which would require the application of the laws of any jurisdiction other than those of the state of New York.

SECTION 9. Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CAC WAREHOUSE FUNDING III, LLC,
as Borrower

By:/s/ Douglas Busk
Name:Douglas Busk
Title: Senior Vice President and Treasurer

CREDIT ACCEPTANCE CORPORATION,

as Servicer and as Custodian

By:/s/ Douglas Busk
Name:Douglas Busk
Title: Senior Vice President and Treasurer

FIFTH THIRD BANK,

as an Investor, as Deal Agent, as Collateral Agent, as Liquidity Bank and as a Liquidity Agent

By:/s/ Brian Gardner
Name:Brian Gardner
Title: Vice President

RELATIONSHIP FUNDING COMPANY, LLC,

as a CP Entity and a Lender

By:/s/ John E. Gorecki
Name:John E. Gorecki
Title: Authorized Signer